SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report:


                        Date of earliest event reported:
                                February 25, 2002


                     American Physicians Service Group, Inc.
             (Exact name of registrant as specified in its charter)


    Texas                            0-11453                      75-1458323
  (State of                  (Commission File Number)            IRS Employer
Incorporation)                                                Identification No.



  1301 Capitol of Texas Highway
           Suite C-300
          Austin, Texas                                              78746
(Address of principal executive offices)                          (Zip Code)



                                 (512) 328-0888
                                        -
              (Registrant's telephone number, including area code)

Item 2.  ACQUISITION OR DISPOSITION OF ASSETS.
         ------------------------------------

         On February 25, 2002, pursuant to an unsolicited offer, American Physicians Service Group, Inc. (the "Company"), sold 500,000 of its 2,343,803 shares of $0.01 par value common stock ("Common Stock") of Prime Medical Services, Inc. ("Prime"), which is an affiliate of the Company. The trade was executed through SWS Securities, Inc., a registered broker/dealer.The shares were sold at $6.50 per share with gross proceeds to the Company totaling $3,250,000. The Company originally acquired the shares in 1989. The sale reduced the Company's ownership in Prime from approximately 15% to approximately 12% of the total outstanding Common Stock of Prime. A substantial portion of the proceeds from the disposition was used to pay off the Company's outstanding debt. The remaining proceeds will be used for general corporate purposes. The Company does not have any current plan to dispose of additional shares of its Prime Common Stock.
         Prime is a public company whose shares are traded on the NASDAQ exchange.

Item 5.  VOLUNTARY DISCLOSURE OF OTHER EVENTS.
         ------------------------------------

         On February 27, 2002, Prime announced that they would be taking a charge to pretax earnings of approximately $36 million related to their decision to divest the company of their refractive vision correction operations and to recognize impairment to certain lithotrypsy assets, increase bad debt reserves and provide for severance of contractual obligations.
         The Company accounts for its ownership in Prime on the equity method and will recognize a charge to pretax earnings in the fourth quarter of 2001 of approximately $3.6 million related to Prime's non-recurring charge described above.
         There is no direct cash impact to the Company.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                     American Physicians Service Group, Inc.



Date: March 6, 2002            By:  /s/ W.H. Hayes
                               -----------------------------------------
                               Name:    W.H. Hayes
                               -------------------------------------
                               Title:   Sr. VP-Finance
                               -------------------------------------